                                                                        021387-1











                        TRANSFER AGENCY AND SERVICE AGREEMENT

                                       between

                      HERITAGE CONVERTIBLE INCOME-GROWTH TRUST

                                         and

                         STATE STREET BANK AND TRUST COMPANY






















     Ald 1/85

                                  TABLE OF CONTENTS
                                  -----------------

                                                                            Page
                                                                            ----

     Article 1        Terms of Appointment; Duties of the Bank . . . . . . .   1

     Article 2        Fees and Expenses  . . . . . . . . . . . . . . . . . .   5

     Article 3        Representations and Warranties of the Bank . . . . . .   6

     Article 4        Representations and Warranties of the Fund . . . . . .   6

     Article 5        Indemnification  . . . . . . . . . . . . . . . . . . .   7

     Article 6        Covenants of the Fund and the Bank . . . . . . . . . .  11

     Article 7        Termination of Agreement . . . . . . . . . . . . . . .  12

     Article 8        Assignment . . . . . . . . . . . . . . . . . . . . . .  13

     Article 9        Amendment  . . . . . . . . . . . . . . . . . . . . . .  14

     Article 10       Merger of Agreement  . . . . . . . . . . . . . . . . .  14

     Article 11       Miscellaneous  . . . . . . . . . . . . . . . . . . . .  14

     Article 12       Massachusetts Law to Apply . . . . . . . . . . . . . .  15

                        TRANSFER AGENCY AND SERVICE AGREEMENT



              AGREEMENT made as of the 31st day of October, 1986, by and between HERITAGE CONVERTIBLE INCOME-GROWTH TRUST, a Massachusetts business trust, having its principal office and place of business at 1400-66th Street North, St. Petersburg, Florida 33710 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts corporation having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

              WHEREAS, the Fund desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

              WHEREAS, the Fund is authorized to issue Shares of beneficial interest, without par value ("Shares");

              WHEREAS, Raymond James & Associates, Inc. may provide certain shareholder services in connection with the Fund and the Fund shall not hold the Bank responsible for such services;

              NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     Article 1   TERMS OF APPOINTMENT; DUTIES OF THE BANK

                      1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Fund's authorized and issued Shares; its dividend disbursing agent and its agent in connection with any accumulation, open-account or similar plans provided to the Shareholders of the Fund ("Shareholders") and set out in the current effective Prospectus and Statement of Additional Information of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

                      1.02 The Bank agrees that it will perform the following services:

                      (a) In accordance with the Fund's then current Prospectus and Statement of Additional Information and procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                   (i) receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund (the "Custodian");

                  (ii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate account of the Shareholder;

                 (iii) receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

                  (iv) at the appropriate time as and when the Bank receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholder;

                   (v) effect transfers of Shares by the Shareholders thereof upon receipt of appropriate instructions;

                  (vi) prepare and transmit payments for dividends and distributions declared by the Fund;

                 (vii) maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                (viii) record the issuance of shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Bank shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

                      (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:
     maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (which shall also indicate redemptions by check if the Shareholder has elected the checkwriting privilege), preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State. The Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily
     activity for each State.   The responsibility of the Bank for the Fund's
     blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

              Procedures applicable to certain of these services described in paragraphs (a) and (b) may be established from time to time by agreement between the Fund and the Bank and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of the Bank to perform such service hereunder.

                      (c) In regard to the services set forth above, the Bank may not provide certain shareholder services which may be provided by Raymond James & Associates, Inc. The services to be provided shall be as mutually agreed upon from time to time between the Fund, the Bank and Raymond James & Associates, Inc. and as set forth in writing attached hereto as Appendix B.

     Article 2   FEES AND EXPENSES

                      2.01 For the duties and obligations to be performed by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

                      2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to promptly reimburse the Bank for reasonable out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund which are not properly borne by the Bank as part of its duties and obligations under this Agreement will be promptly reimbursed by the Fund. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

     Article 3   REPRESENTATIONS AND WARRANTIES OF THE BANK

                      The Bank represents and warrants to the Fund that:

                      3.01 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

                      3.02 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

                      3.03 It is empowered under applicable law and by its charter and by-laws to enter into and perform this Agreement.

                      3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                      3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with procedures established from time to time by mutual agreement between the Fund and the Bank.

     Article 4   REPRESENTATIONS AND WARRANTIES OF THE FUND

                      The Fund represents and warrants to the Bank that;

                      4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

                      4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                      4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                      4.04 It is an open-end management investment company registered under the Investment Company Act of 1940.

                      4.05 A Registration Statement containing a Prospectus and Statement of Additional Information under the Securities Act of 1933 is currently effective or will become effective before any public offering commences, and appropriate state securities law filings have been made or will be made before any public offering in such state commences, with respect to all Shares of the Fund being offered for sale.

     Article 5   INDEMNIFICATION

                      5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against any and all losses, damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                      (a) All actions of the Bank or its agents or subcontractors required to be taken by the Bank pursuant to this Agreement, provided the Bank and its agents or sub-contractors have acted in good faith and without negligence or willful misconduct.

                      (b) The Fund's refusal or failure to comply with the terms of this Agreement, or the Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Fund hereunder.

                      (c) The reliance on, or use by, the Bank, its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

                      (d) The reliance on or the carrying out by the Bank or its agents or subcontractors of any written instructions of the Fund. "Written Instructions" means written instructions delivered by mail, tested telegram cable, telex or facsimile sending device and received by the Bank, or its agents or subcontractors, signed by authorized persons.

                      (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

                      5.02 The Fund shall not be responsible for and the Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Bank's failure to comply with the terms of this Agreement or any action or failure or omission to act by the Bank as a result of the lack of good faith, negligence or willful misconduct of the Bank or any of its agents or subcontractors referred to in Section 8.03 (i) and (ii) or which arise out of the breach of any representation or warranty of the Bank hereunder.

                      5.03 At any time the Bank may apply to any authorized officer of the Fund for instructions, and may consult with experienced securities counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents and subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by them in good faith in reliance upon such instructions or upon the opinion of such counsel that such actions or omissions comply with the terms of this Agreement and with all applicable laws. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed by the Bank to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indem-nified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

                      5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes. In addition, the Bank shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available and the Bank shall further use reasonable care to minimize the likelihood of such damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Bank shall use its best efforts to mitigate the effects of such occurrence.

                      5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

                      5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim or the institution of any agency action or investigation for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning same. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of same. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

     Article 6   COVENANTS OF THE FUND AND THE BANK

                      6.01 The Fund shall promptly furnish to the Bank the following:

                      (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                      (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

                      6.02 The Bank represents and warrants that to the best of its knowledge, the various procedures and systems which the Bank has implemented with regard to safeguarding from loss or damage the stock certificates, check forms, facsimile signature imprinting devices, and other property used in the performance of its obligations hereunder are adequate and will enable the Bank to perform satisfactorily its obligations hereunder and that the Bank will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

                      6.03 The Bank shall keep all records relating to the services to be performed hereunder, in the form and manner it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                      6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                      6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

     Article 7   TERMINATION OF AGREEMENT

                      7.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other. Any such termination shall not effect the rights and obligations of the parties under Article 5 hereof. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination. In the event that the Fund designates a successor to any of the Bank's obligations hereunder, the Bank shall, at the expense and direction of the Fund, transfer to such successor a certified list of the Shareholders of the Fund, a complete record of the account of each Shareholder, and all other relevant books, records and other data established or maintained by the Bank hereunder.

     Article 8   ASSIGNMENT

                      8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by the Bank without the written consent of the Fund.

                      8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                      8.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1), or (iii) Raymond, James & Associates, Inc. for the performance of certain duties in connection with the Bank's performance of this Agreement; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor referred to in
     (i) and (ii) above as it is for its own acts and omissions and further provided, the Fund shall hold the Bank harmless for the acts and omissions of Raymond James & Associates, Inc. referred to in (iii).

     Article 9   AMENDMENT

                      9.01 This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

                      9.02 In the event the Fund issues additional series of shares in addition to the Shares with respect to which it desires to have the Bank render services as transfer agent, dividend disbursing agent and agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees, in writing to provide such services, such additional series of Shares shall become a Fund hereunder.

     Article 10  MERGER OF AGREEMENT

                      10.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     Article 11  MISCELLANEOUS

                      11.01 The Fund authorizes the Bank to provide Raymond, James & Associates, Inc. any information it provides or makes available to the Fund in connection with this Agreement.

                      11.02 The Bank agrees to treat all records and other information relative to the Fund and its prior, present or potential Shareholders confidentially and the Bank on behalf of itself and its employees agrees to keep confidential all such information, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     Article 12  MASSACHUSETTS LAW TO APPLY

                      12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                       HERITAGE CONVERTIBLE INCOME-GROWTH TRUST


                                       BY: /s/ Richard K. Riess
                                           ------------------------------------

     ATTEST:

     /s/ Linda Champagne
        ----------------

                                       STATE STREET BANK AND TRUST COMPANY


                                       BY: /s/   Officer
                                          ---------------------------------
                                                   Vice President

     ATTEST:

     /s/  Officer
     -------------------
     Assistant Secretary

                              HERITAGE ASSET MANAGEMENT

                           Fee Information for Services as
                    Plan, Transfer and Dividend Disbursing Agent
                      Original contract dated January 26, 1990:
                    ORIGINAL FEE SCHEDULE DATED JANUARY 26, 1990
                           AND AMENDED ON NOVEMBER 15, 1993

                             HERITAGE INCOME-GROWTH TRUST
                 (formerly Heritage Convertible Income-Growth Trust)


     GENERAL - Fees are based on actual cost of services provided plus 10% with a per account annual limit, plus out-of-pocket expenses. Specific charges are listed below.

     ACCOUNT CHARGES - Heritage Asset Management will charge Heritage Income-Growth Trust the actual cost of servicing accounts, not to exceed a charge of $7.00 per account per year. The fee is billable on a monthly basis. The billing rate shall be the lesser of actual expenses (which may include startup costs amortized over three years) or 1/12 of the $7.00 per account per year maximum annual fee.

     OUT-OF-POCKET EXPENSES - Out-of-pocket expenses include but are not limited to: postage, forms, telephone, microfilm, microfiche, statement preparation and other expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

     PAYMENT - The above fees will be due and payable five days after notification is received at the fund's offices.


        HERITAGE INCOME-GROWTH TRUST            HERITAGE ASSET MANAGEMENT


     By  /s/  Donald H. Glassman                By  /s/ Stephen G. Hill
        ----------------------------               ----------------------

     Title     Treasurer                               President
           -------------------------               ----------------------

     Date    11/15/93                                11/15/93
           -------------------------               ----------------------

                         STATE STREET BANK AND TRUST COMPANY


                           Fee Information for Services as
                    Plan, Transfer and Dividend Disbursing Agent


                      Heritage Convertible Income - Growth Trust
     _________________________________________________________________

     GENERAL - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. There is a minimum of $2,000 per month per fund. Annual maintenance charges for various kinds of mutual funds are given below. There is a minimum charge per fund on the following schedule:

     ANNUAL MAINTENANCE CHARGES - Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

               Load Funds

                        Basic annual per account fee       $ 8.00

                        This includes the processing of
                        up to 4 share transactions per
                        account.

                        Any manual share transaction
                        over 4 per year                    $ 1.50 Each

       OTHER FEES

       New Account Set up, each                            $ 4.00

       Disaster Recovery/Emergency backup per account,
       per year                                            $  .25

       Closed Accounts - per account, per month            $  .10

     OUT-OF-POCKET EXPENSES - Out-of-Pocket expenses include but are not limited to: confirmation production, postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date.

     PAYMENT

     The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

     Heritage Convertible Income -         STATE STREET BANK AND TRUST CO.
       Growth Trust

     By                                         By /s/ Joseph Littouley
        --------------------------                 -----------------------

     Title                                      Title     Vice President
            ----------------------                    --------------------

     Date                                       Date       9/12/86
          ------------------------                    --------------------

                         STATE STREET BANK AND TRUST COMPANY

                                    Fee Schedules

                         SERVICE FOR KEOGH, IRA, 403(b) PLANS

                      Heritage Convertible Income - Growth Trust
     _________________________________________________________________

       I.      KEOGH

               Trustees Fees

                        Application processing fee        $ 5.00

                        Annual maintenance fee            $10.00 for each
                                                          fund account

                        Fee for lump sum distribution
                        of benefits in cash, shares,
                        annuity, government bonds; or
                        return of excess contributions;
                        or withdrawal of employee
                        contributions                     $10.00

       II.     INDIVIDUAL RETIREMENT ACCOUNT

               Schedule of Custodian's Fees

                        Establishing the account          $5.00

                        Annual maintenance fee per fund
                        account                           $10.00

                        Processing a lump sum
                        distribution                      $10.00

       III.    403(b) PLANS

               Administrative Service Fees

                        Processing the application        $ 5.00

                        Annual maintenance per account    $10.00

                        Processing a lump sum
                        distribution                      $10.00

                        Purchasing of annuity contract
                        upon distribution                 $10.00

     Heritage Convertible Income -         STATE STREET BANK AND TRUST CO.
       Growth Trust

     By                                         By /s/ Joseph L. Hooley
        --------------------------                 ------------------------

     Title                                      Title     Vice President
          ------------------------                  -----------------------

     Date                                       Date       9/12/86
          ------------------------                   ----------------------